EXHIBIT 99.C


                         Penril DataComm Networks, Inc.
                           1300 Quince Orchard Blvd.
                             Gaithersburg, MD 20878

                                                                October 25, 1995

Mr. Ronald A. Howard
9010 Falls Road
Potomac, MD 20854

     Re:  Amendment to Employment Agreement

Dear Ron:

     Reference is made to the Employment Agreement dated as of May 1, 1993 (the "Employment Agreement") between Penril DataComm Networks, Inc. and Ronald A. Howard. Unless otherwise indicated, capitalized terms used herein shall have the same meaning as in the Employment Agreement.

1.   Amendments to Employment Agreement.

     In consideration of the mutual covenants set forth herein, the parties agree that the Employee Agreement is hereby amended, effective immediately, in the following respects.

     (a) Section 3 of the Employment Agreement is hereby amended to delete the date "April 30, 1996" and to substitute for it the date "April 30, 1997."

     (b) Subsection 4(a) of the Employment Agreement is hereby amended to delete the dollar figure "$200,000" and to substitute for it the dollar figure "$225,000."

     (c) Section 4 of the Employment Agreement is hereby amended by to add a new subsection 4(f) thereto to read as follows:

          "(f) If the Company is sold or acquired during the term of this Agreement, whether by sale of shares, merger, consolidation, share exchange, sale of all or substantially all assets or otherwise, then immediately upon the closing of such sale or acquisition, Executive shall receive a bonus equal to 30 months salary at the rate specified in subsection 4(a) hereof."

Mr. Ronald A. Howard                                                      Page 2
October 25, 1995


     (d) Section 9 of the Employment Agreement is hereby amended to add a new subsection (g) thereto to read as follows:

          "(g) Sections 3.02 and 3.04 of the Merger Agreement are hereby incorporated herein by reference and made part hereof and shall be binding on Executive to the same extent as if fully set forth herein, with the following changes: (i) the covenants set forth in subsections
          (b) and (c) of Section 3.02 of the Merger Agreement shall be binding on Executive through April 30, 1997; (ii) the covenants set forth in
          Section 3.04 of the Merger Agreement shall be binding on Executive through April 30, 1997; and (iii) the covenant set forth in subsection 3.04(a)(iv) of the Merger Agreement shall not prevent Executive from being appointed or elected to the Board of Directors of the Company."

2.   Section Headings.

     The section headings in this letter agreement are inserted for convenience only and shall not be part of this instrument.

3.   Governing Law.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

4.   Effect of Amendment.

     Except as amended and supplemented hereby, all of the terms, conditions, covenants and provisions of the Employment Agreement shall remain and continue in full force and effect and are hereby ratified, repeated and confirmed in all respects.

5    Entire Agreement.

     This letter agreement and the Employment Agreement as amended and supplemented hereby constitute the entire agreement and understanding between the parties hereto with respect to Executive's employment relationship with the Company and supersede any and all prior agreements and understandings relating thereto.

Mr. Ronald A. Howard                                                      Page 3
October 25, 1995


6.   Counterparts; Effectiveness.

     This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This letter agreement shall not be effective and binding upon either party hereto until signed by both of them.

     Please confirm your agreement to the foregoing by signing where indicated on the counterpart of this letter agreement provided and returning it to the undersigned.

                                       Very truly yours,

                                       PENRIL DATACOMM NETWORKS, INC.




                                       By: /s/ Henry David Epstein
                                           -------------------------------------
                                           Henry David Epstein
                                           Chairman, President
                                           and Chief Executive Officer

AGREED TO:


/s/ Ronald A. Howard
--------------------------------
      Ronald A. Howard


Dated:  October 25, 1995